Filed pursuant to Rule 433

Free Writing Prospectus dated March 19, 2020

Registration Statement No. 333-233595

Pricing Term Sheet

The Walt Disney Company

3.350% Notes Due 2025

3.700% Notes Due 2027

3.800% Notes Due 2030

4.625% Notes Due 2040

4.700% Notes Due 2050

This free writing prospectus relates only to the securities of The Walt Disney Company (the “Company”) described below and should be read together with the Company’s preliminary prospectus supplement dated March 19, 2020 (the “Prospectus Supplement”), the accompanying prospectus dated September 3, 2019 (the “Prospectus”) and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	The Walt Disney Company (the “Company”)

Guarantor:	TWDC Enterprises 18 Corp.

Title of Securities:

3.350% notes due 2025 (the “2025 notes”)

3.700% notes due 2027 (the “2027 notes”)

3.800% notes due 2030 (the “2030 notes”)

4.625% notes due 2040 (the “2040 notes”)

4.700% notes due 2050 (the “2050 notes”)

Trade Date:	March 19, 2020

Settlement Date (T+2):	March 23, 2020

Maturity Date:	2025 notes: March 24, 2025 2027 notes: March 23, 2027 2030 notes: March 22, 2030 2040 notes: March 23, 2040 2050 notes: March 23, 2050

Aggregate Principal Amount Offered:	2025 notes: $1,750,000,000 2027 notes: $500,000,000 2030 notes: $1,250,000,000 2040 notes: $750,000,000 2050 notes: $1,750,000,000

Price to Public (Issue Price):	2025 notes: 99.945% 2027 notes: 99.890% 2030 notes: 99.720% 2040 notes: 99.767% 2050 notes: 99.316%

Interest Rate:	2025 notes: 3.350% 2027 notes: 3.700% 2030 notes: 3.800% 2040 notes: 4.625% 2050 notes: 4.700%

Interest Payment Dates:

Interest on the 2025 notes will be payable semi-annually in arrears on March 24 and September 24 of each year, commencing on September 24, 2020.

Interest on the 2027 notes will be payable semi-annually in arrears on March 23 and September 23 of each year, commencing on September 23, 2020.

Interest on the 2030 notes will be payable semi-annually in arrears on March 22 and September 22 of each year, commencing on September 22, 2020.

Interest on the 2040 notes will be payable semi-annually in arrears on March 23 and September 23 of each year, commencing on September 23, 2020.

Interest on the 2050 notes will be payable semi-annually in arrears on March 23 and September 23 of each year, commencing on September 23, 2020.

Regular Record Dates:

With respect to the 2025 notes, March 10 or September 10, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2027 notes, March 9 or September 9, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2030 notes, March 8 or September 8, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2040 notes, March 9 or September 9, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2050 notes, March 9 or September 9, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

Use of Proceeds:	The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, including the repayment of indebtedness (including commercial paper).

Proceeds to the Company:	Approximately $5,948,770,000.00 (after deducting the underwriting discounts but before deducting estimated offering expenses payable by the Company).

Underwriting Discounts:	2025 notes: 0.350% 2027 notes: 0.400% 2030 notes: 0.450% 2040 notes: 0.750% 2050 notes: 0.750%

CUSIP No.:	2025 notes: 254687 FN1 2027 notes: 254687 FP6 2030 notes: 254687 FQ4 2040 notes: 254687 FR2 2050 notes: 254687 FS0

ISIN No.:	2025 notes: US254687FN19 2027 notes: US254687FP66 2030 notes: US254687FQ40 2040 notes: US254687FR23 2050 notes: US254687FS06

Benchmark Treasury:

2025 notes: 1.125% due February 28, 2025

2027 notes: 1.125% due February 28, 2027

2030 notes: 1.500% due February 15, 2030

2040 notes: 2.375% due November 15, 2049

2050 notes: 2.375% due November 15, 2049

Benchmark Treasury Price:	2025 notes: 102-08 2027 notes: 100-23 2030 notes: 103-13+ 2040 notes: 110-29 2050 notes: 110-29

Benchmark Treasury Yield:	2025 notes: 0.662% 2027 notes: 1.018% 2030 notes: 1.134% 2040 notes: 1.893% 2050 notes: 1.893%

Spread to Benchmark Treasury:	2025 notes: +270 basis points 2027 notes: +270 basis points 2030 notes: +270 basis points 2040 notes: +275 basis points 2050 notes: +285 basis points

Yield to Maturity:	2025 notes: 3.362% 2027 notes: 3.718% 2030 notes: 3.834% 2040 notes: 4.643% 2050 notes: 4.743%

Expected Ratings*:	Moody’s: A2 (Stable) Standard & Poor’s: A (Negative) Fitch: A (Negative)

Optional Redemption:	The notes of any series of notes may be redeemed, in whole or in part, at the option of the Company, at a “make whole” calculated using the Treasury Rate (as defined in the Prospectus Supplement) plus 45 basis points in the case of the 2025 notes, 45 basis points in the case of the 2027 notes, 45 basis points in the case of the 2030 notes, 45 basis points in the case of the 2040 notes and 45 basis points in the case of the 2050 notes.

Par Call Date:	2040 notes: September 23, 2039 2050 notes: September 23, 2049

Joint Book-Running Managers:

BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC

Co-Managers:	Banca IMI S.p.A., Commerz Markets LLC, ING Financial Markets LLC, Santander Investment Securities Inc., Standard Chartered Bank, Academy Securities, Inc., C.L. King & Associates, Inc., Loop Capital Markets LLC, Great Pacific Securities and Penserra Securities LLC

*	NOTE: A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL, OR HOLD SECURITIES AND MAY BE SUBJECT TO REVISION OR WITHDRAWAL AT ANY TIME.

The issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BofA Securities, Inc. by telephone (toll-free) at 1-800-294-1322, Citigroup Global Markets Inc. by telephone (toll free) at 1-800-831-9146 and J.P. Morgan Securities LLC by telephone (collect) at 1-212-834-4533.